                                                                 Exhibit (c)(12)

                 IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
                     COUNTY DEPARTMENT, CHANCERY DIVISION

JACK H. CARLSTROM, LYNNE M.                  )
CARLSTROM, WONETA BELLEVUE,                  )
ROGER LATHBURY, and BEGONA                   )
LATHBURY, as representatives of a class of   )
similarly situated persons and derivatively  )
on behalf of nominal defendant ARVIDA/JMB    )
PARTNERS, L.P.,                              )        No. 96 CH 6627
                                             )
          Plaintiffs,                        )        consolidated with
                                             )
     v.                                      )        No. 96 CH 6892
                                             )
ARVIDA/JMB MANAGERS, INC., NEIL G.           )
BLUHM, IRA J. SCHULMAN, WALTON               )
STREET CAPITAL ACQUISITION CO. III,          )
L.L.C., BURTON E. GLAZOV, STUART C.          )
NATHAN, A. LEE SACKS, JOHN G.                )
SCHREIBER, and JUDD D. MALKIN,               )
                                             )
          Defendants,                        )
                                             )
and                                          )
                                             )
ARVIDA/JMB PARTNERS, L.P.,                   )
                                             )
          Nominal Defendant.                 )



                            STIPULATION OF SETTLEMENT

     The plaintiffs, on their own behalf and on behalf of the nominal defendant Arvida/JMB Partners, L.P. (the "Partnership"), and the Settling Defendants (defined below), each acting through their attorneys, hereby enter into this Stipulation of Settlement (the "Stipulation") as of this ___ day of April, 1997, providing for a settlement of the above-captioned consolidated action on the terms and conditions set forth in this Stipulation and subject to the approval of this Court.

          WHEREAS:

     A. On June 24, 1996, Irwin Weiss commenced a class action against Arvida/JMB Managers, Inc. (the "General Partner"), the Partnership, and certain of the Defendants (defined below (the "Weiss Action").

     B. On July 1, 1996, Jack H. and Lynne M. Carlstrom commenced a class and derivative action on behalf of themselves and the Partnership against the General Partner and certain of the Defendants (the "Carlstrom Action").

     C. By order dated August 8, 1996, the Carlstrom Action and Weiss Action were consolidated (the "Action"), and by order dated September 25, 1996, Weiss was voluntarily dismissed as a plaintiff.

     D. By Memorandum of Opinion dated November 27, 1996, determining certain motions to dismiss, the Court dismissed the class claims, found that the Action was properly brought only as a derivative action, held that the Carlstroms did not have standing to assert such claims, and dismissed claims against certain of the Defendants.

     E. Plaintiffs subsequently voluntarily dismissed claims against the remaining Defendants other than the Settling Defendants.

     F. On November 27, 1996, plaintiffs Woneta Bellevue, Roger Lathbury, and Begona Lathbury filed the Third Amended Consolidated Class Action and Verified Derivative Complaint (the "Complaint").

     G. The Complaint charges that the Settling Defendants (as defined below) violated their fiduciary obligations to the Partnership by entering into the Starwood Financing (defined below) in order to entrench themselves and to defeat certain attempts to wrest their control of the Partnership posed by the Tender Offers (defined below).

     H. In a verified answer filed on December 12, 1996 (the "Answer"), the Settling Defendants denied all material allegations of the Complaint.

     I. On December 12 and 13, 1996, the Court held an evidentiary hearing. Based upon the evidence adduced at the hearing, the Court made oral findings and issued a written order dated December 13, 1996, preliminarily enjoining the consummation of the Starwood Financing until issuance of a permanent injunction (the "Preliminary Injunction Ruling").

     J. On January 13, 1997, the Settling Defendants filed a Notice of Appeal of the Preliminary Injunction Ruling. The Settling Defendants contend that the wrong legal standard -- an "enhanced" scrutiny standard under which the Settling Defendants were required to prove the fairness of the Starwood Financing -- was applied at the preliminary injunction hearing. In addition and alternatively, the Settling Defendants contend that their adoption of the Starwood Financing, which an independent investment banker opined was commercially reasonable and fair, satisfied the enhanced scrutiny standard.

     K. The Action was set for a permanent injunction hearing to be held on March 17, 1997.

     L. Defendants continue to deny all allegations of wrongdoing and liability contained in the Complaint. The Settling Defendants contend that the Starwood Financing was fair, commercially reasonable, and in the best interests of the Partnership. The Settling Defendants relied, in part, on the opinions of an independent investment banker. In the absence of the Settlement (defined below), the Settling Defendants would vigorously pursue defenses to the Action and would continue to pursue the Appeal.

     M. Plaintiffs' Counsel has conducted an investigation of the facts and legal principles relating to the claims and the underlying events and transactions alleged in the Complaint.

     N. On March 5, 1997, and March 13, 1997, the Parties engaged in a mediation before the Court with respect to the possible compromise of the Action. Plaintiffs' Counsel, in light of their investigation and prosecution of the Action and as a result of two days of arms' length, Court-supervised negotiation, have concluded that settlement of the Action on the terms set forth in this Stipulation, is fair, reasonable, and adequate and is in the best interests of plaintiffs, the Partnership, and the Unitholders (defined below).

     O. Settling Defendants, while continuing to deny all allegations of liability and without in any way acknowledging any fault or liability, also desire to settle, compromise, and terminate the claims against them to avoid the further expense, distraction of management, and inconvenience, and to put to rest the Released Claims (defined below).

          NOW, THEREFORE, IT IS HEREBY AGREED, by and among the undersigned parties, through their respective counsel, and subject to all of the terms and conditions set forth herein and the approval of the Court, that the Action is hereby settled on the terms and conditions set forth below:

                                I. DEFINITIONS.
                                   -----------

          For purposes of this Stipulation:

     A. The term "Action" means the consolidated action, case Nos. 96 CH 6627 and 96 CH 6892, for which the Complaint and Answer are the final, operative pleadings.

     B. The term "Appeal" means the appeal of the Preliminary Injunction Ruling captioned Jack H. Carlstrom et al. v. Arvida/JMB Managers, Inc., et al., No. 97-0093, presently pending before the Appellate Court of Illinois, First District.

     C. The term "Barnett Bank" means Barnett Bank of Broward County, N.A., and its affiliates, parent and subsidiary companies, and agents.

     D. The term "Barnett Bank Financing" means the financing of the Partnership by Barnett Bank on the terms substantially set forth in a letter dated March 12, 1997 from Brian K. Davis, Vice President of Barnett Bank, to Stephen Lovelette, Vice President of Arvida Company, which is attached hereto as Exhibit A.

     E. The term "Defendants" shall mean the Settling Defendants (defined below) and Lehman Brothers, Inc., Starwood Capital Group I, L.P., Starwood/Florida Funding, L.L.C., Starwood Opportunity Fund IV, L.P., BSS Capital II, L.L.C., Barry Sternlicht, Walton Street Capital Acquisition Co., III, L.L.C., Neil G. Bluhm, Ira J. Schulman, and Whitehall Street Real Estate Limited Partnership VII.

     F. The term "Defendants' Counsel" shall mean Kirkland & Ellis and Jenner & Block to the extent that they represented any of the Partnership, the General Partner, or the Special Committee in the Action or the Appeal.

     G. The term "Delaware Action" means the action captioned Arvida/JMB Partners, L.P. v. Vanderbilt Income and Growth Associates, L.L.C., et al.; Vanderbilt Income and Growth Associates, L.L.C., et al. v. Arvida/JMB Partners, L.P., et al.; and Beasley v. Arvida/JMB Partners, L.P., C.A. No. 15238, presently pending before the Delaware Court of Chancery.

     H. The term "Final Judgment and Order" means the final judgment proposed to be entered by the Court, substantially in the form of Exhibit D, attached hereto.

     I. The term the "Final Settlement Hearing" means the hearing to be held by the Court after Notice (defined below) to the Unitholders (defined below) during which the Court will consider whether to approve the Settlement as fair, reasonable, and adequate, and whether to enter the Final Judgment and Order.

     J.   The term "General Partner" shall mean Arvida/JMB Managers, Inc.

     K. The term "Lead Plaintiffs' Settlement Counsel" means Goodkind Labaton Rudoff & Sucharow L.L.P. and Beigel Lasky Rifkind Fertik Gelber & White. Lead Plaintiffs' Settlement Counsel represent that they have full authority to sign this Stipulation on behalf of Plaintiffs (defined below) and Plaintiffs' Counsel (defined below).

     L. The term "Notice" means the Notice of Pendency and Proposed Settlement of Derivative Action proposed to be approved by the Court, substantially in the form of Exhibit C, attached hereto.

     M.   The term "Partnership" means Arvida/JMB Partners, L.P.

     N. The term the "Partnership Agreement" means the Amended and Restated Partnership Agreement appended to the initial offering prospectus for units of the Partnership.

     O. The term "Plaintiffs" shall mean the named plaintiffs, Woneta Bellevue, Roger Lathbury, and Begona Lathbury; the dismissed plaintiffs, Jack H. Carlstrom, and Lynne M. Carlstrom; and the Partnership.

     P. The term "Plaintiffs' Counsel" means Goodkind Labaton Rudoff & Sucharow, L.L.P.; Beigel, Lasky Rifkind Fertik Gelber & White; Block & Landsman; Law Offices of Harold B. Obstfeld; and Hanzman, Criden, Korge, Hertzberg & Chaykin.

     Q. The term "Preliminary Settlement Hearing Order" means the order proposed to be entered by the Court, substantially in the form attached as Exhibit B hereto.

     R. The term "Raleigh" means Raleigh Capital Associates, L.P., and each of its present and former agents, partners, shareholders in its general partner, affiliates, attorneys, employees, officers, directors, heirs, executors, representatives, successors, and assigns, including without limitation, Vanderbilt Income and Growth Associates, L.L.C.

     S.   The term "Release" means the release set forth in Section II, below.

     T. The term "Released Claims" means the claims being released in accordance with Section II below.

     U. The term "Settlement" means the proposed settlement of the Action as set forth herein, and accompanying exhibits.

     V. The term "Settlement Effective Date" means the first date on which both of the following have occurred: (i) the Partnership shall receive from Barnett Bank, on terms substantially similar to those set forth in the Barnett Bank Financing, a term sheet which has been approved by Barnett Bank's loan committee; and (ii) the Final Judgment and Order entered by the Court becomes final. The date upon which the Final Judgment and Order becomes final is determined as follows: (i) if an appeal or review is not sought by any person from such Final Judgment and Order, the 35th day after entry of such Final Judgment and Order, provided that is a business day, and if it is not, then the next succeeding business day (or, if the date for taking an appeal or seeking review shall be extended, five days after the date of expiration of the extension if any appeal or review is not sought); or (ii) if an appeal or review is sought from such Final Judgment and Order, the day after such judgment is affirmed or the appeal or review is dismissed or denied and such judgment is no longer subject to further judicial review.

     W.   The term "Settling Defendants" means Arvida/JMB Managers, Inc., Burton
E. Glazov, Stuart C. Nathan, A. Lee Sacks, John G. Schreiber, and Judd D. Malkin and each of their respective present and former agents, partners, attorneys, affiliates, employees, officers, directors, heirs, executors, representatives, successors, and assigns.

     X. The term "Starwood" means Starwood Capital Group I, L.P., Starwood/Florida Funding, L.L.C., Starwood Opportunity Fund IV, L.P., BSS Capital II, L.L.C., and Barry Sternlicht.

     Y. The term "Starwood Financing" means the $160 million recapitalization of the Partnership described in a loan commitment letter dated September 12, 1996, to Stephen Lovelette from Eugene Gorab, of Starwood.

     Z. The term the "Tender Offers" means the tender offers made for the units of the Partnership by Raleigh, Boreas Partners, L.P., and Walton Street Capital Acquisition Co. III, L.L.C. during the period of June 1996 through October 1996, including the Raleigh tender offer at $500 per unit which was commenced on or about October 17, 1996.

     AA. The term "Unitholders" means all record or beneficial holders in the Partnership as of June 24, 1996, whether they purchased their interests in the initial offering, or subsequently; and all of their successors and assigns through the date of the entry of the Preliminary Settlement Hearing Order, including Raleigh; except for the Defendants, their partners, agents, employees, attorneys, officers, directors, heirs, executors, representatives, successors and assigns.

                                 II. RELEASES.
                                     --------

          Upon the Settlement Effective Date, the Partnership, and the Plaintiffs herein, their heirs, executors, administrators, successors, and assigns, individually and derivatively, and the Unitholders, their heirs, executors, administrators, successors, and assigns, derivatively, for the consideration and upon the terms and conditions set forth below, shall release and forever discharge the Defendants, their respective present and former partners, agents, parents, affiliates of any kind and nature, predecessors, servants, employees, officers, directors, heirs, executors, representatives, successors, and assigns, including their attorneys, accountants, consultants, appraisers, and actuaries, from each and every claim, liability, expense, cause of action, matter, or suit, whether arising under state, federal, or the common law, whether or not brought in this or in any other court or forum (including, but not limited to, in arbitration), which arise from the Tender Offers, the Settling Defendants' responses thereto through the date of the entry of the Preliminary Settlement Hearing Order, the Barnett Bank Financing, or the Starwood Financing, which has been or might have been asserted against them in the Action. Notwithstanding the foregoing, and without limiting the generality of the foregoing, the following claims are not, and shall not be, released by this Section II - Releases: (a) Raleigh's and the Unitholders' (including Gladys Beasley's) claims and defenses against the Partnership and the Defendants, if now pending, or later brought, in the Delaware action, relating to (i) Raleigh's and the Unitholders' alleged ability to vote; (ii) Raleigh's efforts to be made replacement general partner, other than derivative claims released in this Section; and (iii) Raleigh's request to be made a Substituted Limited Partner in the Partnership; and (b) any claim to enforce the terms of this Settlement.

             III. CONSIDERATION TO PLAINTIFFS AND THE PARTNERSHIP.

          In consideration for the release, the Settling Defendants agree to the following:

     A. The Settling Defendants will obtain from Barnett Bank a term sheet which has been approved by Barnett Bank's credit committee, subject to participation of other banks, on substantially the terms set forth in Exhibit A, and will use reasonable efforts to close the loan within 120 days of the Settlement Effective Date. The Barnett Bank Financing, if consummated, will be used for the purposes of funding a cash distribution, and to replace the Partnership's current Partnership-level bank facilities. The General Partner will use its reasonable judgment to select the lowest rates available under the Barnett Bank Financing.

     B. Defendants will not cause the Partnership to enter into the Starwood Financing.

     C. If the Partnership does not enter into a final loan agreement for the Barnett Bank Financing within 120 days of the Settlement Effective Date, or on such earlier date as the General Partner concludes the Barnett Bank Financing will not be consummated, the General Partner will notify the Court, with copies of such notice to Lead Plaintiffs' Settlement Counsel. Prior to such notification, the General Partner will not cause the Partnership to enter into a Partnership-level financing other than the Barnett Bank Financing. After such notification, the Partnership may enter into a loan agreement with any other commercial bank for a financing on terms not materially different than the Barnett Bank Financing. Until October 1998, without first obtaining approval from the Court, with 21 days advance notice to Lead Plaintiffs' Settlement Counsel, the General Partner will not cause the Partnership to enter into a Partnership-level financing for the purposes of making a distribution which is not substantially similar to the Barnett Bank Financing, or which is with a lender other than a commercial bank.

     D. Upon the earlier of the Settlement Effective Date or the entry of an order of the Circuit Court vacating the Preliminary Injunction Ruling, the Settling Defendants will move to dismiss the Appeal without prejudice. The appeal may be deemed to be dismissed with prejudice upon the later of the Settlement Effective Date or the entry of an order of the Circuit Court vacating the Preliminary Injunction Ruling.

     E. A portion of any proceeds of the Barnett Bank Financing otherwise distributable to the General Partner and/or its affiliates will be used to pay
(i) up to 50% of the Defendants' Counsel attorney's litigation fees and expenses in the Action and the Appeal; and (ii) up to 50% of any award by the Court of fees and expenses to Plaintiffs' Counsel in connection with this Action and the Appeal. The total payments under this provision will not exceed the maximum amount of the distribution to which the General Partner and/or its affiliates may otherwise be entitled under the Partnership Agreement as a result of the Barnett Bank Financing.

     F. The General Partner and/or its affiliates will defer the amounts otherwise distributable to the General Partner and/or its affiliates referred to in Section III(E) above, until such time as the investors have received the "Threshold Amount," which is defined as aggregate distributions made after July 1, 1996 equal to $565 per unit plus a 4.5% per annum cumulative return, compounded quarterly, beginning July 1, 1996, on an amount, calculated from time to time, equal to $565 per unit less any amounts distributed to the investors after July 1, 1996. At such time as the investors have received the Threshold Amount, distributions shall be paid to the General Partner and/or its affiliates in an amount equal to the distributions deferred pursuant to Section III(E) above, with appropriate adjustments to the General Partner's capital accounts for such amounts as received. Following receipt by the General Partner of the distributions deferred pursuant to Section III(E) above, distributions to the General Partner and/or its affiliates and the investors shall thereafter be made in accordance with the provisions of the Partnership Agreement.

     G. The Settling Defendants make the following representations and commitments:

          1. The Barnett Bank Financing is the best financing offer they have received, after investigating financing alternatives to the Starwood Financing.

          2. From a financing point of view, a commercial lender should permit Raleigh Capital Associates, L.P. to serve as general partner of the Partnership without calling the Partnership's loans.

          3. The settlement is not intended to affect the intervention in the Delaware Action of class counsel.

          4. The Settling Defendants estimate that should $75 million be distributed out of the proceeds of the Barnett Bank Financing: (a) approximately $175 per interest would be distributed to those investors who are entitled to receive distributions under the Partnership Agreement as of the date of the distribution; (b) based on Raleigh's ownership of approximately 20% of the interests in the Partnership, approximately $14.2 million would be distributable to Raleigh, pursuant to the terms of the Partnership Agreement; and (c) approximately $3.6 million would be distributable to the General Partner and its affiliates, pursuant to the terms of the Partnership Agreement, subject to Sections III(E) and III(F) of this Stipulation.

                      IV. IMPLEMENTATION AND SCHEDULING.

     A. As a condition of this Stipulation, the board of directors of the General Partner will adopt a resolution within 10 business days of the date of this Stipulation irrevocably committing that in October 1997, the General Partner will choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement. Within two business days of the adoption of the foregoing resolution, the General Partner will provide a copy of the resolution to the Lead Plaintiffs' Settlement Counsel. In addition, as a provision of this Stipulation, it is agreed to by the Partnership, the General Partner, and the Plaintiffs, if approved by the Court as fair, reasonable, and in the best interests of the Partnership and Unitholders, that the decision to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement will be binding upon the General Partner, its affiliates, and any subsequent general partner, whether or not affiliated with the General Partner, and the Unitholders.

     B. Promptly upon execution of this Stipulation, the parties shall jointly apply to the Court for entry of a Preliminary Settlement Hearing Order substantially in the form annexed as Exhibit B hereto, requesting approval for the mailing to the Unitholders of a Notice in substantially the form as that annexed hereto as Exhibit C. The Preliminary Settlement Hearing Order will vacate the Preliminary Injunction Ruling.

     C. Within 6 days after the entry of the Preliminary Settlement Hearing Order, and as provided for therein, the General Partner shall send copies of the Notice by first-class mail, postage pre-paid, to the Unitholders at their last known addresses as appearing in the records maintained by the Partnership. The Notice shall be substantially in the form of Exhibit C, hereto, the terms of which are incorporated as a material part of this Stipulation. Subsequent to mailing the Notice, and no less than five days before the Final Settlement Hearing, Defendants' Counsel shall file an affidavit of mailing with the Court attesting that the Notice was duly served upon the Unitholders in accordance with the Preliminary Settlement Hearing Order.

     D. The Final Settlement Hearing shall be held 45 days, or such other period as the Court directs, after the sending of Notice to the Unitholders. In connection with the Final Settlement Hearing, the Parties shall file with the Court all such papers as their counsel believe to be necessary. At the Final Settlement Hearing, the Court will consider the fairness of the terms and conditions of the Settlement. The Court will also be asked to consider the application of Plaintiffs' Counsel for fees and reimbursement of expenses.

     E. At the Final Settlement Hearing, counsel for the Parties shall jointly submit to the Court a proposed Final Judgment and Order, in substantially the form annexed hereto as Exhibit D, providing, among other things, that:

          1. the Settlement is approved as fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders; and, without limiting the generality of the foregoing, further finding that the decision of the General Partner to adopt a resolution irrevocably committing that the General Partner will choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement in October 1997 is fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders;

          2. repeating and reaffirming its prior ruling that all claims that were asserted in the Actions were only derivative in nature;

          3. dismissing the Complaint and each and every cause of action set forth therein on the merits and with prejudice to the Plaintiffs, the Partnership, and the Unitholders, and extinguishing all Released Claims;

          4. permanently barring the plaintiffs, the Unitholders, and the Partnership from asserting against the Defendants any and all Released Claims; and

          5. reserving the Court's jurisdiction over all matters relating to the consummation and enforcement of this Stipulation and the Settlement, and, without limiting the generality of the foregoing, to enforce on any replacement general partner the commitment of the General Partner in October 1997 to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement.

     F. The parties agree to cooperate in the prompt submission of this Stipulation to the Court, to take those reasonable steps that may be required by the Court to consummate this Settlement and to obtain the entry of a Final Judgment and Order, annexed as Exhibit D.

     G. If this Stipulation shall terminate, or if the Settlement shall not become effective for any reason, this Stipulation shall be of no effect, and all orders entered pursuant to this Stipulation, shall be vacated, without prejudice, and the parties shall be returned to their status quo as of the date of the entry of this Stipulation, including the reinstatement of the Preliminary Injunction Ruling and the Appeal.

          V. APPLICATION OF PLAINTIFFS' COUNSEL'S FEES AND EXPENSES.

          Plaintiffs' Counsel intend to apply to the Court for an award of fees and the reimbursement of out-of-pocket costs. The Settling Defendants are free to object to such applications. Any award of fees and expenses made by the Court shall be payable to Plaintiffs' Counsel ten days after the Settlement Effective Date.

                              VI. MISCELLANEOUS.

          A. This Stipulation shall be binding and shall inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators, heirs, and legal representatives, as the case may be; provided, however, that no assignment by any party hereto shall operate to relieve such party hereto of its obligations hereunder.

          B. This Stipulation may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          C. This Stipulation, and the exhibits hereto, constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and no representations, warranties, inducements, promises, or agreements oral or otherwise not embodied or incorporated herein, have been made concerning or in connection with this Stipulation, or the exhibits hereto. Any and all prior discussions, negotiations, agreements, commitments, and understandings relating thereto, are superseded hereby and merged herein. The provisions of this Stipulation (including any time periods specified herein) may be modified by written agreement of all of the parties with the consent of the Court without further notice to the Unitholders unless the Court so requires. The terms or provisions of this Stipulation may not be changed, waived, modified, or varied in any manner whatsoever unless in writing duly signed by all parties. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this agreement to be performed by such other party.

          D. The captions contained in this Stipulation are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this agreement or the intent of any provision hereof.

          E. This Stipulation including, but not limited to, the Release contained herein, shall be governed by, and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles. This Stipulation shall be enforced solely by the Court and this Court shall retain jurisdiction over this Settlement.

          F. Neither this Stipulation nor any proceedings taken in accordance with the terms set forth herein shall be construed as or deemed to be evidence, or any admission or concession, either (a) on the part of plaintiffs, of the lack of merit of this Action, and (b) on the part of the Settling Defendants, of any liability or wrongdoing whatsoever, which is hereby expressly denied and disclaimed by each of the Settling Defendants.

          G. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that, because of the arm's-length negotiations described above, all parties hereto have contributed substantially and materially to the preparation of this Stipulation.

          H. All personal pronouns used in this Stipulation, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

          I. The Plaintiffs and Plaintiffs' Counsel represent that they have not assigned any of the Released Claims.

     J. The administration of the Settlement shall be under the authority of this Court


Dated: April __, 1997                  GOODKIND LABATON RUDOFF
                                        & SUCHAROW LLP


                                       By: /s/ Lynda J. Grant
                                           --------------------------------
                                               100 Park Avenue
                                               New York, New York 10017-5563
                                               (212) 907-0700


                                       BEIGEL LASKY RIFKIND FERTIK GELBER &
                                       WHITE


                                       By: /s/ Leigh Lasky
                                          ---------------------------------
                                               250 South Wacker Drive
                                               Suite 1500
                                               Chicago, Illinois 60606
                                               (312) 466-9444

                                       Lead Plaintiffs' Settlement Counsel


                                               AND
                                               ---


                                       JENNER & BLOCK


                                       By: /s/ Michael T. Brody
                                          ---------------------------------
                                               One IBM Plaza
                                               Firm No. 05003
                                               Chicago, Illinois 60611
                                               (312) 222-9350

                                       Counsel for Settling Defendants

BRODY3.CON

                 IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
                     COUNTY DEPARTMENT, CHANCERY DIVISION


JACK H. CARLSTROM, LYNNE M.                      )
CARLSTROM, WONETA BELLEVUE,                      )
ROGER LATHBURY, and BEGONA                       )
LATHBURY, as representatives of a class of       )
similarly situated persons and derivatively on   )
behalf of nominal defendant ARVIDA/JMB           )
PARTNERS, L.P.,                                  )
                                                 )
                                   Plaintiffs,   )   No. 96 HC 6627
                                                 )
              v.                                 )   Consolidated with
                                                 )
ARVIDA/JMB MANAGERS, INC., NEIL G.               )   No. 96 CH 6892
BLUHM, IRA J. SCHULMAN, WALTON                   )
STREET CAPITAL ACQUISITION CO. III,              )
L.L.C., BURTON E. GLAZOV, STUART C.              )
NATHAN, A. LEE SACKS, JOHN G.                    )
SCHREIBER, and JUDD D. MALKIN,                   )
                                                 )
                                   Defendants,   )
                                                 )
and                                              )
                                                 )
ARVIDA/JMB PARTNERS, L.P.,                       )
                                                 )
                            Nominal Defendant.   )




                     PRELIMINARY SETTLEMENT HEARING ORDER
                     ------------------------------------

          Upon review and consideration of the Stipulation of Settlement dated April 1, 1997 (the "Stipulation"), and the exhibits attached thereto, and as a hearing on the proposed Settlement (as defined in the Stipulation ) is appropriate and necessary;

          NOW, this 1st day of April 1997, upon application of the parties, IT IS HEREBY ORDERED as follows:

          1.  The Court adopts all terms as defined in the Stipulation.

          2. The Court has reviewed the Stipulation of Settlement and preliminarily finds it and the Settlement therein to be fair, reasonable, adequate, and in the best interests of the Plaintiffs, Unitholders, and Partnership.

          3. A Final Settlement Hearing shall be held on May 13, 1997, at 10:00 a.m. in the Circuit Court of Cook County, Chancery Division, Richard J. Daley Center, Room 2510, Chicago, Illinois, to determine: (a) the fairness, reasonableness and adequacy of the Settlement; (b) whether the Settlement should be finally approved by the Court, and the Final Judgment and Order in a form substantially similar to Exhibit D to the Stipulation should be entered, and to hear and determine any objections to the Settlement; and (c) Plaintiffs' Counsel's application for an award of attorney's fees and reimbursement of out of pocket costs (including experts' fees).

          4. The Court reserves the right to adjourn the Final Settlement Hearing, without further notice to the Unitholders, other than by announcement at the Final Settlement Hearing or any adjournment thereof.

          5. The Court reserves the right to approve the Settlement at or after the Final Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to the Unitholders.

          6. Not less than 6 days after the date of this Preliminary Settlement Hearing Order, the Settling Defendants shall cause the Partnership to mail to the Unitholders at the addresses shown on the records maintained by or on behalf of the Partnership, by first-class mail, postage prepaid, a Notice of Pendency and Settlement of Derivative Action (the "Notice") in substantially the form attached to the Stipulation as Exhibit B.

          7. The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Final Settlement Hearing to all persons entitled to receive such notice. Settling Defendants shall, no more than five (5) days before the Final Settlement Hearing, file proofs of mailing of the Notice with the Court.

          8. Any Unitholder who objects to the Stipulation, the Settlement, the judgment to be entered herein, and/or Plaintiffs' Counsel's application for attorneys's fees and reimbursement of out of pocket costs, or who otherwise wishes to be heard, may appear in person or by his, her or its attorney at the Final Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no person other than the Plaintiffs and the Settling Defendants and their counsel shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than April 30, 1997, such persons (a) file with the Court a written notice of their intention to appear and/or be heard at the Final Settlement Hearing; (b) file with the Court any other papers they wish to be considered at the Final Settlement Hearing, setting forth any such information and/or objections and the support for such objections. Such papers must refer to Jack H. Carlstrom, et al. v. Arvida/JMB Managers, L.P., et al., No. 96 CH 6627, state the full name of the person or entity submitting the request to be heard, the number of units of the Partnership owned by such person or entity, or its predecessor or assignor, on June 24, 1996, or the dates thereafter on which such units were obtained, and a statement of the reasons why it is believed that the Court should find that the Settlement is, or is not, fair, reasonable and adequate or in the best interests of the Partnership or its Unitholders, or the reasons why Plaintiffs' Counsel's application for fees and reimbursement of expenses should not be approved; (c) file with the Court proof of service of the foregoing papers upon the below-designated counsel; and (d) serve copies of the foregoing papers by first-class mail or overnight express upon counsel for the parties at the addresses below.

              Lead Plaintiffs' Settlement Counsel
              -----------------------------------

                    Lynda J. Grant, Esq.
                    Joel H. Bernstein, Esq.
                    Goodkind Labaton Rudoff
                      & Sucharow, LLP
                    100 Park Avenue
                    New York, NY 10017

                    Leigh Lasky, Esq.
                    Philip Fertik, Esq.
                    Beigel Lasky Rifkind
                      Fertik Gelber & White
                    250 South Wacker Drive
                    Suite 1500
                    Chicago, IL 60606

              Settling Defendants' Counsel
              ----------------------------

                    Ronald L. Marmer, Esq.
                    Michael T. Brody, Esq.
                    Jenner & Block
                    One IBM Plaza
                    Chicago, IL 60611

          9. Any Unitholder who does not make his, her or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objections unless otherwise ordered by the Court.

          10. Pending final determination of whether the Settlement should be approved, Plaintiffs, the Partnership, and the Unitholders are barred and enjoined from commencing or prosecuting an action in any court against any of the Defendants on any of the Released Claims.

          11. If the Settlement is approved by the Court, a Final Order and Judgment, in substantially the form appended as Exhibit D to the Stipulation, shall be entered as described in the Stipulation.

          12. The Court hereby vacates its Preliminary Injunction Ruling. The General Partner has agreed that it will not cause the Partnership to enter into the Starwood Financing.

          13. In the event that the Settlement does not become effective for any reason, the Stipulation and all orders entered in furtherance of the Settlement shall become null and void and of no further force and effect, and the Stipulation, all orders entered in furtherance of the Settlement, and all negotiations and proceedings relating thereto shall be without prejudice to the rights of any and all parties hereto, who shall be restored to their respective positions existing prior to the execution of the Stipulation and issuance of this order, including the restoration of the Preliminary Injunction Ruling, and the reinstatement of the Appeal.

          14. In the event that the Settlement does not become effective for any reason, neither the Stipulation nor any proceedings taken in accordance with the terms set forth therein shall be construed as or deemed to be evidence, or any admission or concession, either (a) on the part of plaintiffs, of the lack of merit of this Action, or (b) on the part of the Settling Defendants, of any liability or wrongdoing whatever, which is hereby expressly denied and disclaimed by each of the Settling Defendants.

                                       /s/ Judge Michael B. Getty
                                      --------------------------------
                                           Judge Michael B. Getty

                 IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
                     COUNTY DEPARTMENT, CHANCERY DIVISION

JACK H. CARLSTROM, LYNNE M. CARLSTROM,WONETA
BELLEVUE, ROGER LATHBURY, andBEGONA LATHBURY, as representatives of a class ofsimilarly situated persons and derivatively on behalf ofnominal defendant ARVIDA/JMB PARTNERS,
L.P.,

                                   Plaintiffs,

                      v.

ARVIDA/JMB MANAGERS, INC.,                        No. 96 CH
NEIL G. BLUHM, IRA J. SCHULMAN,                      6627
WALTON STREET CAPITAL ACQUISITION CO. III,       consolidated
L.L.C.,                                              with
BURTON E. GLAZOV, STUART C. NATHAN,               No. 96 CH
A. LEE SACKS, JOHN G. SCHREIBER, and                 6892
JUDD D. MALKIN,

                                   Defendants,

                     and

ARVIDA/JMB PARTNERS, L.P.,

                            Nominal Defendant.

            NOTICE OF PENDENCY AND SETTLEMENT OF DERIVATIVE ACTION

TO: ALL RECORD AND BENEFICIAL HOLDERS OF UNITS IN ARVIDA/JMB PARTNERS, L.P.
   (the "PARTNERSHIP") AS OF JUNE 24, 1996, AND THEIR SUCCESSORS IN INTEREST AND ASSIGNS, WITH CERTAIN EXCEPTIONS (the "UNITHOLDERS").

  PLEASE READ THIS NOTICE CAREFULLY.

  THIS NOTICE RELATES TO THE PROPOSED SETTLEMENT OF THE BELOW DESCRIBED DERIVATIVE ACTION (the "ACTION") AND CONTAINS IMPORTANT INFORMATION WHICH MAY AFFECT YOUR RIGHTS.

  Notice is hereby given to all Unitholders pursuant to an order of the Hon. Michael B. Getty of the Circuit Court of Cook County, Chancery Division (the "Court"), dated April 1, 1997 (the "Preliminary Settlement Hearing Order"), that a hearing (the "Final Settlement Hearing") will be held before Judge Getty, or such other judge as may be sitting in his stead, on May 13, 1997, at 10:00 a.m., at the Richard J. Daley Center, 50 W. Washington Street, Chicago, Illinois, 60602, in Courtroom 2510, to determine: (1) whether the proposed settlement (the "Settlement") of the captioned action (the "Action") upon the terms set forth in the Stipulation of Settlement dated April 1, 1997 (the "Stipulation"), is fair, reasonable, adequate, and in the best interests of Arvida/JMB Partners, L.P. (the "Partnership"), and the Unitholders; (2) whether a final order and judgment should be entered dismissing the Action on the merits and with prejudice; and (3) whether plaintiffs' counsel's application for attorneys' fees and reimbursement of out of pocket costs (including experts' fees) should be approved. This notice describes a proposed Settlement that affects the rights of the Partnership and the Unitholders.

                        SUMMARY OF PROPOSED SETTLEMENT

  The following description is a summary of the Settlement of the Action. Reference is made to the text of the Stipulation, on file with the Court, for a full statement of the Settlement provisions:

    1. The Partnership will obtain a term sheet from Barnett Bank, a major commercial bank, which has been approved by Barnett Bank's credit committee, subject to participation of other banks, for a proposed credit facility, more fully described in the Stipulation, of $100 million (the "Barnett Bank Financing"), consisting of a $75 million term loan, a $20 million revolving line of credit, and a $5 million revolving line of credit available for issuance of standby letters of credit. The Partnership will use reasonable efforts to close the loan within 120 days of the Settlement Effective Date (defined in the Stipulation). The Partnership will use the proceeds of the term loan, if consummated, to fund a cash distribution to the investors in the Partnership at the time of the distribution of approximately $175 per unit. The remaining facilities will be used to replace the Partnership's current Partnership-level bank facilities with debt at more beneficial interest rates. The Partnership will borrow the majority of the funds at a floating interest rate 2.25% above the London Interbank Offered Rate ("LIBOR"). If the loan were closed today, the interest rate under the Barnett Bank Financing on the floating rate portion of the loan would be approximately 8.12%. The Partnership will not enter into the previously proposed recapitalization with Starwood/Florida Funding, L.L.C. ("Starwood," the "Starwood Financing"), which was first announced on July 30, 1996.

    2. If the Partnership does not enter into a final loan agreement for the Barnett Bank Financing pursuant to the term sheet within 120 days of the Settlement Effective Date, or on such earlier date as Arvida/JMB Managers, Inc. (the "General Partner") concludes the Barnett Bank Financing will not be consummated, the General Partner will notify the Court, with copies of such notice to Lead Plaintiffs' Settlement Counsel (designated below). Prior to such notification, the General Partner will not cause the Partnership to enter into a Partnership-level financing other than the Barnett Bank Financing. After such notification, the Partnership may enter into a loan agreement with any other commercial bank for a financing on terms not materially different than the Barnett Bank Financing. Until October 1998, without first obtaining approval from the Court, with 21 days advance notice to Lead Plaintiffs' Settlement Counsel, the General Partner will not cause the Partnership to enter into a Partnership-level financing for the purposes of making a distribution which is not substantially similar to the Barnett Bank Financing, or which is with a lender other than a commercial bank.

    3. As a condition of the Settlement, the board of directors of the General Partner will adopt a resolution on or before April 15, 1997, irrevocably committing that in October 1997, the General Partner will choose the option set forth in Section 5.5(J)(i)(c) of the Restated and Amended Partnership Agreement (the "Partnership Agreement") providing for an orderly disposition phase, in which all of the Partnership's remaining assets will be sold or disposed of by October 31, 2002. Within two business days of the adoption of the foregoing resolution, the General Partner will provide a copy of the resolution to Lead Plaintiffs' Settlement Counsel. In addition, as a provision of this Stipulation, it is agreed to by the Partnership, the General Partner, and the plaintiffs, if approved by the Court, that the decision to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement will be binding upon the Unitholders and the General Partner, its affiliates, and any subsequent general partner, whether or not affiliated with the General Partner. The Court will retain jurisdiction to enforce this provision.

    4. The Court had previously made oral findings and issued a written ruling in which it preliminarily enjoined the consummation of Starwood Financing (the "Preliminary Injunction Ruling"). The Settling Defendants appealed the Ruling. As part of its Preliminary Settlement Hearing Order, the Court has vacated its Preliminary Injunction Ruling. Pursuant to the Settlement, the Settling Defendants will move to dismiss their Appeal (defined below) without prejudice. The Appeal may be deemed to be dismissed with prejudice upon the Settlement Effective Date.

    5. A portion of any proceeds of the Barnett Bank Financing otherwise distributable to the General Partner and/or its affiliates will be used to pay (i) up to 50% of the defendants' counsel's litigation fees and expenses in the Action and the Appeal; and (ii) up to 50% of any award by the Court of plaintiffs' counsel's fees and out of pocket expenses in connection with this Action and the Appeal. The total payments under this provision will not exceed the maximum amount of the distribution to which the General Partner and/or its affiliates may otherwise be entitled under the Partnership Agreement as a result of the Barnett Bank Financing.

    6. The General Partner and/or its affiliates will defer the amounts otherwise distributable to the General Partner and/or its affiliates referred to in the preceding paragraph, until such time as the investors have received the "Threshold Amount," which is defined as aggregate distributions after July 1, 1996 equal to $565 per unit plus a 4.5% per annum cumulative return, compounded quarterly, beginning July 1, 1996, on an amount, calculated from time to time, equal to $565 per unit less any amounts distributed to the investors after July 1, 1996. At such time as the investors have received the Threshold Amount, distributions shall be paid to the General Partner and/or its affiliates in an amount equal to the distributions deferred pursuant to the preceding paragraph, with appropriate adjustments to the General Partner's capital accounts for such amounts as received. Following receipt by the General Partner of the distributions deferred pursuant to the preceding paragraph, distributions to the General Partner and/or its affiliates and the investors shall thereafter be made in accordance with the provisions of the Partnership Agreement.

                     SETTLING DEFENDANTS' REPRESENTATIONS

  The Settling Defendants additionally make the following representations and commitments:

    (a) The Barnett Bank Financing is the best financing offer they have received after investigating financing alternatives to the Starwood Financing.

    (b) From a financing point of view, a commercial lender should permit Raleigh Capital Associates, L.P. to serve as general partner of the Partnership without calling the Partnership's loans.

    (c) The Settlement is not intended to affect the intervention of class counsel in the Delaware Action (defined below).

                                    RELEASE

  Upon the Settlement Effective Date, the Partnership, and the Plaintiffs herein, their heirs, executors, administrators, successors, and assigns, individually and derivatively, and the Unitholders, their heirs, executors, administrators, successors, and assigns, derivatively, for the consideration and upon the terms and conditions set forth below, shall release and forever discharge the Defendants (defined in the Stipulation), their respective present and former partners, agents, parents, affiliates of any kind and nature, predecessors, servants, employees, officers, directors, heirs, executors, representatives, successors, and assigns, including their attorneys, accountants, consultants, appraisers, and actuaries, from each and every claim, liability, expense, cause of action, matter, or suit, whether arising under state, federal, or the common law, whether or not brought in this or in any other court or forum (including, but not limited to, in arbitration), which arise from the Tender Offers (defined below), the Settling Defendants' (defined below) responses thereto through the date of the entry of the Preliminary Settlement Hearing Order, the Barnett Bank Financing, or the Starwood Financing, which has been or might have been asserted against them in the Action. Notwithstanding the foregoing, and without limiting the generality of the foregoing, the following claims are not, and shall not be, released by this release: (a) Raleigh's (defined in the Stipulation) and the Unitholders' (including purported class representative Gladys Beasley's) claims and defenses against the Partnership and the Defendants, if now pending, or later brought, in the Delaware Action, captioned Arvida/JMB Partners, L.P. v. Vanderbilt Income and Growth Associates, L.L.C., Vanderbilt Income and Growth Associates, L.L.C., et al. v. Arvida/JMB Partners, L.P., et al., and Beasley
v. Arvida/JMB Partners, L.P., C.A. No. 15238 (Del. Ct. Ch.), relating to (i) Raleigh's and the Unitholders' alleged ability to vote; (ii) Raleigh's efforts to be made replacement general partner, other than derivative claims released in this Section; and (iii) Raleigh's request to be made a substituted limited partner in the Partnership; and (b) any claim to enforce the terms of this Settlement.

              COMMENCEMENT OF ACTION AND PRE-HEARING PROCEEDINGS

  The Action was commenced with the filing of two constituent actions: a class action captioned Irwin Weiss, et al. v. Arvida/JMB Managers, Inc., 96 CH 6627, filed on June 24, 1996, and a class and derivative action, captioned Jack M. Carlstrom, et al. v. Arvida/JMB Managers, Inc. et al., No. 96 CH 6892, on July 1, 1996, against the General Partner and certain other persons and entities. The two actions were subsequently consolidated, and claims were added against the certain members of the General Partner's board of directors (with the General Partner, the "Settling Defendants") and others. Irwin Weiss later voluntarily dismissed his claims as a plaintiff.

  In or about November 1996, expedited motions to dismiss were heard, resulting in the Court's Memorandum of Opinion dated November 27, 1996 (the "November 27 Ruling"). In the November 27 Ruling, the Court determined that the Action was properly brought as a derivative action, that all purported individual claims should be dismissed because they were derivative in nature, held that Jack H. and Lynne M. Carlstrom did not have standing to bring such derivative claims, and dismissed claims against certain of the then named defendants, including Walton Street Capital Acquisition Co., III, L.L.C. ("Walton Street"), Neil G. Bluhm, and Ira J. Schulman. The Court further gave plaintiffs leave to file another complaint. Plaintiffs subsequently voluntarily dismissed claims against Lehman Brothers, Inc., Starwood Capital Group I, L.P., Starwood/Florida Funding, L.L.C., Starwood Opportunity Fund IV, L.P., BSS Capital II, L.L.C. Barry Sternlicht, and Whitehall Street Real Estate Limited Partnership VII.

  On November 27, 1996, plaintiffs Woneta Bellevue, Roger Lathbury and Begona Lathbury filed the Third Amended Consolidated Class Action and Verified Derivative Complaint (the "Complaint"). The Complaint charges that the Settling Defendants violated their fiduciary obligations to the Partnership by entering into the Starwood Financing.

  The Complaint alleges, among other things, that the Starwood Financing was:
(a) entered into primarily to entrench the General Partner in light of threats to its control of the Partnership from various tender offers by Walton Street, Boreas Partners, L.P., and Raleigh Capital Associates, L.P. (the "Tender Offers"); and threats to its ability to exercise the option and its benefits thereunder, contained in Section 5.5(J)(i)(c) of the Partnership Agreement which provides that, in October 1997, the General Partner can choose one of three alternatives for the Partnership: (i) the listing of the Partnership's units on a nationally recognized stock exchange; (ii) an orderly disposition phase, in which all of the Partnership's remaining assets will be sold or disposed of by October 31, 2002; and (iii) the General Partner's purchase of the units at fair market value; and (b) was not in the best interests of the Partnership or the Unitholders as it would impose onerous and risky leverage upon the Partnership.

  In their Verified Answer filed on December 12, 1996, the Settling Defendants denied the allegations of wrongdoing in the Complaint. The Settling Defendants contend that the Starwood Financing was in the best interests of the Partnership and that it would protect the Unitholders from the inadequate Raleigh Capital Associates, L.P. tender offers by allowing the Partnership to make an immediate cash distribution, and permit the investors in the Partnership to retain their interests. The Settling Defendants also contend that they acted pursuant to the opinion of their independent investment banker, Lehman Brothers, Inc., and that the Starwood Financing was "commercially reasonable" and "fair."

  From the period of October 1996 until March 1997, the parties engaged in extensive expedited discovery. During that period, plaintiffs' counsel reviewed the thousands of pages of documents produced by the Defendants and third parties. The parties further engaged in deposition discovery, taking the depositions of approximately ten parties and third party witnesses.

  In September 1996, Raleigh commenced an action against the General Partner, among others, in the Chancery Court of Delaware, and various claims and counterclaims have been filed in that case (the "Delaware Action"). That action is currently pending and the Settlement will not resolve the Delaware Action.

                   PRELIMINARY INJUNCTION HEARING AND RULING

  On December 12 and 13, 1996, the Court held an evidentiary hearing. During that hearing, the Court heard testimony from: Judd Malkin, the chairman of the board of JMB Realty Corporation and the chairman of the board of the General Partner; Michael Ashner, the president of Raleigh's corporate general partner; Eugene Gorab, a Starwood executive; and plaintiffs' investment banking expert. The Court also considered the evidentiary deposition of William Evans, III, of PaineWebber, Inc. After considering two days of testimony, and 25 exhibits, the Court made oral findings and issued a written preliminary injunction ruling enjoining the Starwood Financing until further order of the Court following a permanent injunction hearing. The Court subsequently set the permanent injunction hearing for March 17, 1997.

  On January 13, 1997, the Settling Defendants filed a Notice of Appeal of the Preliminary Injunction Ruling (the "Appeal"), in which they claim the Court applied an incorrect legal standard at the preliminary injunction hearing. In addition and alternatively, the Settling Defendants contend that their adoption of the Starwood Financing was commercially reasonable and fair.

                                 THE MEDIATION

  On March 5, 1997, and March 13, 1997, plaintiffs' counsel, with authority of the named plaintiffs, and the Settling Defendants, with their counsel, engaged in two days of mediation before the Court. That mediation resulted in the proposed Settlement.

  In light of their investigation and prosecution of the Action, and as a result of the vigorous negotiations during the Court-supervised mediation, plaintiffs' counsel have concluded that the Settlement is fair, reasonable and adequate to the Partnership and its Unitholders, as discussed below.

  Defendants, while continuing to deny all allegations of liability and without in any way acknowledging any fault or liability, also desire to settle, compromise and terminate the claims against them to avoid the further expense, distraction of management, and inconvenience and to put to rest all claims which have or could have been asserted against them arising from the circumstances and the events alleged in the Action.

                  THE BENEFITS OF THE BARNETT BANK FINANCING

  The Barnett Bank Financing, if consummated, would provide the Partnership and the Unitholders with significant benefits, without placing the Partnership at significant risk. The Barnett Bank Financing would provide the Partnership with: a $75 million term loan; a $20 million revolving line of credit; and a $5 million revolving line of credit available for the issuance of standby letters of credit. The majority of the term loan and $20 million line of credit are at an interest rate of LIBOR plus 225 basis points (approximately 8.12% on April 1, 1997).

  The Barnett Bank Financing, if consummated, will be used to replace the Partnership's present Partnership-level credit facilities. The Barnett Bank Financing would allow the Partnership to make a cash distribution of approximately $75 million, which will permit a distribution to the investors in the Partnership at the time of the distribution of approximately $175 per unit.

  Although the Barnett Bank Financing requires that the General Partner continue to manage the Partnership, Barnett Bank has agreed to not unreasonably withhold its consent and to use its normal and customary standards in determining whether to consent to any replacement general partner. Moreover, any replacement general partner can buy out the Barnett Bank Financing and become the replacement general partner (upon approval of the Unitholders having the right to vote). The Barnett Bank Financing, therefore, does not have any entrenching effect.

  If the Partnership is able to close the loan, the Barnett Bank Financing will enable the Partnership to make an immediate distribution to the investors in the Partnership, at lower interest rates than its existing borrowings or the Starwood Financing. The Barnett Bank Financing will also not impose a barrier to potential tender offerors seeking to replace the General Partner, such as Raleigh.

  The effect of the Barnett Bank Financing and the General Partner's continuing commitment to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement in October 1997 will be to increase the anticipated distributions to Unitholders and the remaining value of their units. Therefore, plaintiffs' counsel believe that the Barnett Bank Financing is more beneficial to the Partnership than the Starwood Financing, and the terms of the Settlement, including the Settling Defendants' agreement to defer a portion of their own distributions, as described above, are fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders.

                     THE PROPOSED FINAL ORDER AND JUDGMENT

  At the Final Settlement Hearing, counsel for the parties shall jointly submit to the Court a proposed Final Order and Judgment, which will:

    1. provide that the Settlement is fair, reasonable, adequate and in the best interests of the Partnership, plaintiffs, and the Unitholders; and, without limiting the generality of the foregoing, further finding that the decision of the General Partner to adopt a resolution irrevocably committing that the General Partner will choose the option set forth in
  Section 5.5(J)(i)(c) of the Partnership Agreement in October 1997 is fair, reasonable, and in the best interests of the Partnership, plaintiffs, and the Unitholders;

    2. repeat and reaffirm the Court's prior ruling that all claims that were asserted in the Actions were only derivative in nature.

    3. dismiss the Complaint and each and every cause of action set forth therein on the merits and with prejudice to the Plaintiffs and the Partnership, and extinguishing the released claims, as described above.

    4. permanently bar plaintiffs, the Partnership, and the Unitholders from asserting against the Settling Defendants any and all released claims; and

    5. reserve the Court's jurisdiction over all matters relating to the consummation and enforcement of the Stipulation and the Settlement, and, without limiting the generality of the foregoing, reserve jurisdiction to enforce on any replacement general partner the commitment of the General Partner in October 1997 to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement.

                    PLAINTIFFS' COUNSEL'S FEES AND EXPENSES

  Plaintiffs' counsel intend to apply to the Court for an award of fees of up to $5,000,000.00 and for the reimbursement of their out of pocket costs (including experts' fees) in the Action and the Appeal. Plaintiffs and the Settling Defendants have agreed to participate in a Court supervised mediation respecting the plaintiffs' counsel's application for an award of attorneys' fees and reimbursement of out of pocket expenses. If the mediation is successful, the Court will be asked to grant final approval of plaintiffs' counsel's fees and expenses at the Final Settlement Hearing. Otherwise, the Court will make a determination as to plaintiffs' counsel's application for fees and reimbursement of out of pocket expenses at the Final Settlement Hearing.

                         THE FINAL SETTLEMENT HEARING

  At the Final Settlement Hearing, the Court will determine whether: (a) the Settlement described above is fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders; (b) the Settlement should be approved by the Court; (c) the Action should be dismissed on the merits and with prejudice; and (d) the plaintiffs' counsel's application for attorneys' fees and reimbursement of out of pocket costs (including experts' fees) should be approved. The hearing may be continued or adjourned from time to time by the Court at the hearing or any adjourned session thereof without further notice.

  If you are a Unitholder and you wish to be heard respecting approval of the Settlement, or plaintiffs' counsel's application for attorneys' fees and out of pocket costs, you must, on or before April 30, 1997: (a) file with the Court a written notice of your intention to appear and/or be heard at the Final Settlement Hearing; (b) file with the Court any other papers you wish to be considered at the Final Settlement Hearing, setting forth any such information and/or objections and the support for such objections. Such papers must refer to Jack H. Carlstrom, et al. v. Arvida/JMB Managers, L.P., et al., No. 96 CH 6627 and 96 CH 6892, state the full name of the person or entity submitting the request to be heard, the number of units of the Partnership owned by such person or entity, or its predecessor or assignor, on June 24, 1996, or the dates thereafter on which such units were obtained, and a statement of the reasons why it is believed that the Court should find that the Settlement is, or is not, fair, reasonable and adequate or in the best interests of the Partnership or its Unitholders, or the reasons why plaintiffs' counsel's application for fees and reimbursement of out of pocket costs should not be approved; (c) serve copies of the foregoing papers by first class mail or overnight express upon counsel for the parties at the addresses below; and (d) file with the Court proof of service of the foregoing papers upon the below designated counsel:

                      Lead Plaintiffs' Settlement Counsel
                             Lynda J. Grant, Esq.
                            Joel H. Bernstein, Esq.
                            Goodkind Labaton Rudoff
                                & Sucharow LLP
                                100 Park Avenue
                              New York, NY 10017

                               Leigh Lasky, Esq.
                              Philip Fertik, Esq.
                             Beigel Lasky Rifkind
                             Fertik Gelber & White
                            250 South Wacker Drive
                                  Suite 1500
                               Chicago, IL 60606

                         Settling Defendants' Counsel
                            Ronald L. Marmer, Esq.
                            Michael T. Brody, Esq.
                                Jenner & Block
                                 One IBM Plaza
                               Chicago, IL 60611

  ANY UNITHOLDER WHO DOES NOT MAKE HIS, HER OR ITS OBJECTION IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED TO HAVE WAIVED SUCH OBJECTION TO THE SETTLEMENT AND THE FINAL ORDER AND JUDGMENT AND SHALL FOREVER BE FORECLOSED FROM MAKING ANY OBJECTIONS UNLESS OTHERWISE ORDERED BY THE COURT.

                      EXAMINATION OF PAPERS AND INQUIRIES

  For a more detailed statement of the matters involved in the Action, reference is made to the pleadings, the Stipulation, and other papers filed in this Action, which may be inspected at the office of the Clerk of the Circuit Court of Cook County, Chancery Division, Room 802, Richard J. Daley Center, 50
W. Washington Street, Chicago, Illinois, 60602, during business hours. Inquiries regarding the Action should be addressed in writing to plaintiffs' counsel listed above.

                           DO NOT CONTACT THE COURT

Dated: April 1, 1997

                                          BY ORDER OF THE CIRCUIT COURT OF
                                          COOK COUNTY, CHANCERY DIVISION

                 IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
                     COUNTY DEPARTMENT, CHANCERY DIVISION


JACK H. CARLSTROM, LYNNE M.                      )
CARLSTROM, WONETA BELLEVUE,                      )
ROGER LATHBURY, and BEGONA                       )
LATHBURY, as representatives of a class of       )
similarly situated persons and derivatively on   )
behalf of nominal defendant ARVIDA/JMB           )
PARTNERS, L.P.,                                  )
                                                 )
                                   Plaintiffs,   )   No. 96 HC 6627
                                                 )
             v.                                  )   Consolidated with
                                                 )
ARVIDA/JMB MANAGERS, INC., NEIL G.               )   No. 96 CH 6892
BLUHM, IRA J. SCHULMAN, WALTON                   )
STREET CAPITAL ACQUISITION CO. III,              )
L.L.C., BURTON E. GLAZOV, STUART C.              )
NATHAN, A. LEE SACKS, JOHN G.                    )
SCHREIBER, and JUDD D. MALKIN,                   )
                                                 )
                                   Defendants,   )
                                                 )
and                                              )
                                                 )
ARVIDA/JMB PARTNERS, L.P.,                       )
                                                 )
                            Nominal Defendant.   )




                           FINAL ORDER AND JUDGMENT
                           ------------------------

          A Final Settlement Hearing having been held before this Court on _________________, 1997, pursuant to the Preliminary Order dated April __, 1997, upon the Stipulation of Settlement dated April __, 1997 (the "Stipulation"), which is incorporated herein by reference, it appears that (i) due notice of said Final Settlement Hearing having been given in accordance with the Preliminary Settlement Hearing Order; (ii) the respective parties having appeared by their attorneys of record; (iii) the Court having heard and considered the evidence and arguments in support of the Settlement; (iv) opportunity to be heard having been given to the Plaintiffs, the Partnership and the Unitholders in accordance with the Preliminary Settlement Hearing Order; (v) the Court having determined that notice to the Plaintiffs, the Partnership, and the Unitholders in accordance with the Preliminary Settlement Hearing Order was adequate and reasonable; and (vi) the entire matter of the Settlement having been heard and considered by the Court.

          NOW, THEREFORE IT IS HEREBY ORDERED, ADJUDGED, AND DECREED this __ day of _______________, 1997, that:


          1.  The Court finally adopts all terms as defined in the Stipulation.

          2. The form and manner of notice given to the Plaintiffs, the Partnership, and the Unitholders is determined to have been the best notice practicable under the circumstances and satisfies due process requirements.

          3. Any objections to the Settlement have been considered by the Court.

          4. The Settlement is approved as fair, reasonable and adequate, and in the best interests of the Plaintiffs, the Partnership and the Unitholders, and shall be consummated by the parties in accordance with its terms and conditions and the terms and conditions of the Stipulation. Without limiting the generality of the foregoing, the decision of the General Partner to adopt a resolution irrevocably committing that the General Partner will choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement in October 1997 is fair, reasonable, and in the best interests of the Partnership and the Unitholders;

          5. The Court repeats and reaffirms its prior ruling that all claims that were asserted in the Actions were only derivative in nature;

          6. The Court dismisses the Action on the merits and with prejudice to the Plaintiffs, the Partnership, and the Unitholders, and extinguishes all Released Claims;

          7. The Partnership, Plaintiffs, and Unitholders are permanently barred and enjoined from instituting, commencing, asserting, prosecuting, or continuing any of the Released Claims against any of the Defendants in this or any other jurisdiction.

          8. The Court reserves jurisdiction over all matters relating to the consummation and enforcement of this Stipulation and the Settlement, and, without limiting the generality of the foregoing, to enforce on any replacement general partner the commitment of the General Partner in October 1997 to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement.

          9. Without affecting the finality of this Final Order and Judgment in any way, the Court reserves jurisdiction over all matters relating to the consummation and enforcement of the Settlement and this Final Judgment and Order.

                                       ------------------------------------
                                              Judge Michael B. Getty


                                      -3-